Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER’S COMMENTARY
FISCAL YEAR 2016
THIRD QUARTER ENDED OCTOBER 31, 2015

Consolidated Results

Third Quarter

Sales

Third quarter net sales increased 7% to $774 million in Fiscal 2016 from $723 million in Fiscal 2015. Comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company’s direct (e-commerce and catalog) businesses for the quarter, were as follows:

Comparable Sales
	3rd Qtr	3rd Qtr
Same Store Sales:	FY16	FY15
Journeys Group	6%	6%
Schuh Group	1%	(2)%
Lids Sports Group	9%	1%
Johnston & Murphy Group	3%	1%
Total Genesco	6%	3%

	3rd Qtr	3rd Qtr
Comparable Direct Sales:	FY16	FY15
Journeys Group	17%	22%
Schuh Group	7%	16%
Lids Sports Group	52%	3%
Johnston & Murphy Group	17%	(6)%
Total Genesco	25%	9%

	3rd Qtr	3rd Qtr
Same Store and Comparable Direct Sales:	FY16	FY15
Journeys Group	6%	6%
Schuh Group	2%	0%
Lids Sports Group	12%	1%
Johnston & Murphy Group	5%	0%
Total Genesco	7%	3%

Through December 1, 2015, combined comparable sales for the 4th quarter increased 6%; same store sales increased 4% and direct sales increased 25% on a comparable basis.

Gross Margin

Third quarter gross margin was 48.3% this year compared with 49.6% last year, primarily reflecting lower gross margins in Lids Sports Group and to a lesser extent in Johnston & Murphy Group.

Exhibit 99.2

SG&A

Selling and administrative expenses for the third quarter this year were 41.6% compared to 43.0% of sales last year. Last year, expenses in the quarter included $1.0 million, or $0.04 per diluted share, of deferred purchase price. As we have discussed before, because of the retention feature, U.S. GAAP requires deferred purchase price payments to be expensed as compensation. A deferred purchase price cash payment of £15 million was paid in June 2014 and the final deferred purchase price cash payment of £10 million was paid in June 2015. As a result, there was no deferred purchase price expense in the third quarter this year. Excluding the deferred purchase price expense from last year, SG&A as a percent of sales decreased to 41.6% from 42.9% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Also included in last year’s third quarter SG&A expense, but not eliminated from the adjusted expense, is $4.2 million, or $0.14 per diluted share, related to a contingent bonus payment provided for in the Schuh acquisition. The purchase agreement called for a total payment of up to £28 million including payroll taxes to Schuh employees payable in Fiscal 2016 if they achieved certain earnings targets above the planned earnings on which we based our acquisition valuation. The final contingent bonus accrual was made in the fourth quarter of Fiscal 2015 and there will be no P&L expense related to it in the current year. We did pay out the total long-term incentive earned in full during the second quarter this year, given Schuh’s outperformance to expectations during the measurement period.

Asset Impairment and Other Items

The asset impairment and other charge of $0.2 million for the third quarter of Fiscal 2016 included asset impairments of $0.1 million and network intrusion expenses of $0.1 million. Last year’s third quarter asset impairment and other charge of $1.0 million included network intrusion expenses of $0.6 million and asset impairments of $0.4 million. The asset impairment and other charge and the deferred purchase price expense are collectively referred to as “Excluded Items” in the discussion below.

Operating Income

Genesco’s operating income for the third quarter was $52.1 million this year compared with $46.6 million last year. Adjusted for the Excluded Items in both periods, operating income was $52.2 million for the third quarter this year versus $48.6 million last year. Adjusted operating margin was 6.7% of sales in the third quarter this year and 6.7% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Interest Expense

Net interest expense for the quarter was $1.3 million, compared with $0.9 million for the same period last year. Net interest expense increased 49.3% in the third quarter this year resulting from increased revolver borrowings in the third quarter this year compared to last year.

Pretax Earnings
Pretax earnings for the quarter were $50.7 million this year and $38.6 million last year. Included in last year’s pretax earnings is an indemnification asset write-off of $7.1 million related to formerly uncertain tax positions that were taken by Schuh at the time of the purchase by Genesco, which were favorably resolved during the third quarter last year. (The favorable resolution also resulted in the reversal of a corresponding FIN 48 provision, discussed below, under the heading “Taxes.”) Adjusted for the Excluded Items in both

Exhibit 99.2

years and for the indemnification asset write-off last year, pretax earnings for the quarter were $50.9 million this year compared to $47.7 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Taxes

The effective tax rate for the quarter was 35.2% this year compared to 25.6% last year. The adjusted tax rate, reflecting the exclusion of the Excluded Items, the release of valuation allowances this year and the reversal of the FIN 48 provision last year related to the uncertain tax positions of Schuh covered by the indemnification asset discussed above, was 36.7% this year compared to 36.5% last year.

Earnings From Continuing Operations After Taxes

Earnings from continuing operations were $32.9 million, or $1.43 per diluted share, in the third quarter this year, compared to earnings of $28.8 million, or $1.21 per diluted share, in the third quarter last year. Adjusted for the Excluded Items in both periods, the release of valuation allowances this year and the indemnification asset write-off last year, third quarter earnings from continuing operations were $32.2 million, or $1.40 per diluted share this year, compared with $30.3 million, or $1.28 per diluted share, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Segment Results
Lids Sports Group

Lids Sports Group’s sales for the third quarter increased 12.2% to $247 million from $220 million last year.

Comparable sales, including both same store and comparable direct sales, increased 12% this year compared to 1% last year. Same store sales for the quarter increased 9% this year compared to 1% last year. Comparable direct sales increased 52% compared to 3% last year. Through December 1, 2015, combined comparable sales for the 4th quarter increased 8%; same store sales increased 4%; and e-commerce sales increased 54%.

The Group’s gross margin as a percent of sales decreased 490 basis points due primarily to increased promotional activity, changes in sales mix and increased shipping and warehouse expense. SG&A expense as a percent of sales decreased 290 basis points, due primarily to positive leverage from positive comparable sales with a decrease in occupancy expense and selling salaries as a percentage of net sales.

The Group’s operating income for the third quarter was $4.7 million, or 1.9% of sales, down from $8.6 million, or 3.9% of sales, last year.

Journeys Group

Journeys Group’s sales for the quarter increased 6.0% to $322 million from $304 million last year.

Combined comparable sales increased 6% both this year last year. Same store sales for the Group were up 6% this year and last year; comparable direct sales increased 17% this year and 22% last year. Through December 1, 2015, combined comparable sales for the 4th quarter increased 8%; same store sales increased 6%; and comparable direct sales increased 27%.

Exhibit 99.2

Gross margin for the Journeys Group increased 80 basis points. The increase was primarily due to changes in sales mix and decreased markdowns, slightly offset by increased shipping and warehouse expenses.

The Journeys Group’s SG&A expense increased 30 basis points as a percent of sales for the third quarter, reflecting increased store related expenses, primarily increases in advertising and selling salaries, and increased bonus compensation.

The Journeys Group’s operating income for the quarter was $38.9 million, or 12.1% of sales, compared to $35.0 million, or 11.5% of sales, last year.

Schuh Group

Schuh Group’s sales in the third quarter were $102 million, flat with last year. Total comparable sales increased 2% this year and were flat last year. Same store sales on a constant dollar basis increased 1% in the quarter compared to a 2% decrease last year; direct sales increased 7% compared to 16% last year. Schuh Group sales were flat in the third quarter this year, despite a 2% increase in comparable sales, due to a $7.0 million decrease in sales resulting from declines in exchange rates in the third quarter this year compared to the same period last year. Through December 1, 2015, total comparable sales for the 4th quarter decreased 3%; same store sales decreased 5%; and comparable direct sales increased 7%.

Schuh Group’s gross margin was flat for third quarter this year compared to the same period last year. Schuh Group’s adjusted SG&A expense decreased 370 basis points due primarily to not having a contingent bonus accrual in the third quarter this year compared to a $4.2 million expense for the same period last year.

Schuh Group’s adjusted operating income for the quarter was $8.6 million, or 8.5% of sales compared with $5.0 million, or 4.9% of sales last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Johnston & Murphy Group

Johnston & Murphy Group’s third quarter sales increased 6.7%, to $70 million, compared to $66 million in the third quarter last year.

Johnston & Murphy wholesale sales increased 11% for the quarter. Combined comparable sales increased 5% and were flat last year. Same store sales increased 3% this year compared to 1% last year; direct sales increased 17% compared to a decrease of 6% last year. Through December 1, 2015, combined comparable sales for the 4th quarter increased 7%; same store sales increased 5%; and e-commerce and catalog sales increased 16%.

Johnston & Murphy’s gross margin for the Group decreased 140 basis points in the quarter primarily due to lower initial margins resulting from product and channel mix shifts. SG&A expense as a percent of sales decreased 120 basis points, due primarily to decreased advertising and leverage from growth in the wholesale business.

The Group’s operating income was $4.6 million or 6.6% of sales, compared to $4.5 million, or 6.8% of sales last year.

Exhibit 99.2

Licensed Brands

Licensed Brands’ sales increased 5.2% to $33 million in the third quarter this year, compared to $31 million in the third quarter last year. Gross margin was down 10 basis points and SG&A expense was down 30 basis points due to decreased license expense, partially offset by start-up costs related to the launch of the Bass Footwear License.

Operating income for the quarter was $3.3 million or 10.3% of sales, compared with $3.1 million, or 9.9% of sales, last year.

Corporate

Corporate expenses were $8.2 million or 1.1% of sales, compared with $8.6 million or 1.2% of sales last year. Adjusted for the applicable Excluded Items, corporate expenses were $8.1 million this year compared to $7.6 million last year, primarily due to a reversal of bonus expense in the third quarter last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Balance Sheet

Cash

Cash at the end of the third quarter was $28 million compared with $38 million last year. We ended the quarter with $66 million in U.K. debt, compared with $53 million in U.K. debt last year. There were $149 million in US revolver borrowings for the third quarter this year compared to $62 million for the third quarter last year.

We repurchased 1,708,000 shares during the third quarter this year for a cost of $101.5 million at an average price of $59.45. We currently have $21 million remaining in the most recent buyback authorization.

Inventory

Inventories increased 6% in the third quarter on a year-over-year basis. Retail inventory per square foot increased 4%.

Equity

Equity was $930 million at quarter-end, compared with $971 million last year.

Exhibit 99.2

Capital Expenditures and Store Count

For the third quarter, capital expenditures were $32 million and depreciation and amortization was $19 million. During the quarter, we opened 33 new stores and closed 16 stores. Excluding Locker Room by Lids in Macy’s stores, we ended the quarter with 2,630 stores compared with 2,647 stores at the end of the third quarter last year, or a decrease of 1%. Square footage increased 1% on a year-over-year basis, including the Macy’s locations and 1% excluding them. The store count as of November 28, 2015 included:

Lids stores (including 113 stores in Canada)	927
Lids Locker Room Stores (including 39 stores in Canada)	203
Lids Clubhouse stores	30
Journeys stores (including 35 stores in Canada)	838
Journeys Kidz stores	195
Shï by Journeys stores	46
Underground by Journeys stores	100
Schuh Stores	117
Johnston & Murphy Stores and Factory stores (including 7 stores in Canada)	174

Total Stores	2,630

Locker Room by Lids in Macy’s stores	187
Total Stores and Macy’s Locations	2,817

For Fiscal 2016, we are forecasting capital expenditures in the range of $110 to $120 million and depreciation and amortization of about $76 million. Projected square footage growth is expected to be approximately 2% for Fiscal 2016. Our current store openings and closing plans by chain are as follows:

	Actual	Projected	Projected	Projected	Projected
	Jan 2015	New	Conversions	Closings	Jan 2016

Journeys Group	1,182	32		(27)	1,187
Journeys stores (U.S.)	799	12		(7)	804
Journeys stores (Canada)	35	4		0	39
Journeys Kidz stores	189	16		(5)	200
Shï by Journeys	49	0		(3)	46
Underground by Journeys	110	0		(12)	98

Johnston & Murphy Group	170	8		(5)	173

Schuh Group	108	17		(3)	122

Lids Sports Group	1,364	27	0	(42)	1,349
Lids hat stores (U.S.)	815	15	2	(17)	815
Lids hat stores (Canada)	117	2	(1)	(4)	114
Lids Locker Room, Locker Room by Lids in Macy’s stores & Lids Clubhouse	432	10	(1)	(21)	420
Total Stores	2,824	84	0	(77)	2,831

Exhibit 99.2

Comparable Sales Assumptions in Fiscal 2016 Guidance
Our guidance for Fiscal 2016 assumes comparable sales (including both same store sales and comparable direct sales) for each retail segment by quarter as follows:

Actual			Actual
	Q1	Q2	Q3	Q4	FY16
Journeys Group	5%	4%	6%	5 - 6%	5 - 6%
Lids Sports Group	3%	8%	12%	3 - 4%	6 - 7%
Schuh Group	4%	8%	2%	(1) - (2)%	2 - 3%
Johnston & Murphy Group	3%	10%	5%	3 - 4%	4 - 5%

Total Genesco	4%	7%	7%	3 - 4%	5 - 6%

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including our ability to right size inventory levels in the Lids Sports Group; the timing and amount of non-cash asset impairments related to retail store fixed assets or to intangible assets of acquired businesses; the effectiveness of the Company’s omnichannel initiatives; weakness in the consumer economy and retail industry; competition in the Company's markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company’s Lids Sports Group retail business. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via

Exhibit 99.2

our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this presentation are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.